EXHIBIT 10.3

SERVICES AGREEMENT

This SERVICES AGREEMENT (as same may be supplemented, modified, amended, restated or extended from time to time, the “Agreement”), dated as of August 11, 2008 (the “Effective Date”), between QUALITY KING DISTRIBUTORS, INC. (“QK”), a corporation organized under the laws of the State of New York, and E COM VENTURES, INC. (“E Com”), a corporation organized under the laws of the State of Florida (each a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, E Com desires for itself and on behalf of certain of E Com’s wholly-owned subsidiaries (E Com and such subsidiaries being collectively referred to herein as the “E Com Companies”) to obtain from QK the services set forth below, and QK is willing to provide such services to E Com, each on the terms and conditions of this Agreement; and

WHEREAS, QK desires to obtain from E Com certain economic benefits as set forth below, and E Com is willing to share with QK such economic benefits, each on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, QK and E Com agree as follows:

ARTICLE 1. QK SERVICES

1.01 QK shall provide to the E Com Companies the services set forth on Appendix A hereto, as may be amended from time to time, including, without limitation, to provide for additional future services (the “QK Services”). The term for each QK Service (each, a “Service Term”) shall be determined pursuant to Article 3 below. The QK Services shall include such reasonably necessary personnel, material, management expertise, and procurement services to furnish and deliver to the E Com Companies the QK Services. Any functions, responsibilities, activities or tasks that are not specifically described in this Agreement or Appendix A, but are reasonably required for the proper performance and delivery of the QK Services, and are a necessary part of such QK Services, shall be deemed to be implied by and included within the scope of the QK Services to the same extent and in the same manner as if specifically described in this Agreement.

1.02 QK shall work jointly with the E Com Companies to create a plan for the provision or delivery of the QK Services. During the Term (as defined hereinafter), E Com shall (i) comply with any reasonable requests or instructions provided by QK that are necessary for QK to adequately provide the QK Services to E Com and (ii) comply with all reasonable standards, policies and procedures applicable to the QK Services.

ARTICLE 2. SHARED SERVICE

E Com shall, to the extent permitted by UPS, share with QK the economic benefit of the bulk rate contract (which contract provides certain discounts and other benefits for the shipping of merchandise and related items) E Com has with UPS to ship QK’s merchandise and related items (the “Shared Service”). QK agrees that upon receipt of an invoice from UPS or E Com for the Shared Service, it will remit to UPS the amount payable by QK to UPS or E Com, as the case may be, in a timely manner. QK acknowledges and agrees that it does not have any claim against any E Com Company for UPS’s provision or non-provision of the Shared Service to QK.

ARTICLE 3. ARTICLE 3. TERM AND TERMINATION

3.01 The Service Term for each of the QK Services and the Shared Service shall commence on the Effective Date and shall continue with respect to each such service until such time as either Party notifies the other Party, in writing, that such QK Service or Shared Service, as the case may be, is no longer being provided or is no longer being purchased. Such notice shall provide that the Service Term for such QK Service or Shared Service, as the case may be, shall terminate no earlier than thirty (30) days after such written notice (or such earlier date as may be required to comply with any applicable regulatory or third party contractual requirements). The termination of a QK Service or the Shared Service, as the case may be, in no way affects the Service Terms of the remaining QK Services or Shared Service, as applicable, and the Service Terms for the remaining QK Services or Shared Service, as applicable, shall continue until terminated in accordance with this Section 3.01.

3.02 The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier of (i) the date on which the last of the QK Services and the Shared Service is being provided or being purchased and (ii) thirty (30) days after written notice from one Party to the other Party terminating this Agreement, each in accordance with Section 3.01 above. The provisions of Articles 4, 6, 7, 8.02, 9, and 10 shall survive termination of this Agreement.

ARTICLE 4. FEES

4.01 In consideration of QK providing the QK Services to E Com, E Com shall pay to QK the amounts provided for under Appendix A hereto, unless otherwise agreed upon in writing by the Parties. All payments for the QK Services are payable within thirty (30) days from date of invoice. The Parties shall also reimburse each other for reasonable out-of-pocket costs and expenses incurred in connection with performing the QK Services or making available the Shared Service, as the case may be; provided that proper documentation is provided to the reimbursing Party for such costs and expenses. E Com may withhold payments for (i) amounts in dispute, but only until such disputes are resolved, and (ii) amounts for which appropriate documentation is lacking, but only until such documentation is supplied to E Com. The payments contemplated by this Article 4 and Article 2 above shall fully compensate the respective Party for the QK Services and the Shared Service, as the case may be, and no further payments shall be due to either Party for the same.

4.02 QK shall prepare and maintain complete and accurate books of account and records (including originals or copies of documents that support entries in the books of account) covering all QK Services and the fees and reimbursements charged by QK to E Com under this Agreement. E Com’s representatives may, from time to time during regular business hours on reasonable advance notice, during the term of this Agreement and for one year thereafter, audit QK’s books of account and records and examine and copy all documents and materials relating to the QK Services, including invoices, credits and shipping documents and other information related to the QK Services. Any such audit commenced within such one-year period may continue through completion in the ordinary course. QK’s books of account, records and documents, including computer records, shall be maintained for at least three years after the fiscal year in which the related QK Services are billed and, if an audit is pending, through the completion of any audit commenced in accordance with the preceding two sentences (and resolution of any dispute with regard to any payments hereunder). If any audit of QK’s books and records discloses that E Com’s payments were higher than the amount that should have been paid, all payments required to be made to eliminate the discrepancy, plus interest thereon at the interest rate payable by E Com from time to time under its senior revolving credit facility from the date of overpayment until the date of repayment, shall be made promptly by QK.

ARTICLE 5. FORCE MAJEURE

5.01 Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement (other than payment obligations hereunder) from any cause beyond its reasonable control, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, and power blackouts. Upon the occurrence of a condition described in this Article 5, the Party whose performance is prevented shall give written notice to the other Party as soon as practicable but in any event within five (5) days of such occurrence, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on both Parties of such conditions.

ARTICLE 6. CONFIDENTIALITY

6.01 Each Party acknowledges that in the course of performing its obligations hereunder, each Party and its agents, representatives and employees may have access to non-public information, including trade secrets and information pertaining to the other Party, its business, customers, correspondents, finances, activities, software, systems, strategies or plans, that are proprietary or confidential in nature (all the foregoing, collectively, “Confidential Information”). The receiving Party shall cause its agents, representatives and employees, and its contractors and subcontractors and their respective agents, to keep all Confidential Information confidential and none of them shall use or disclose any Confidential Information other than in the performance of their obligations under this Agreement. Moreover, the receiving Party shall reveal Confidential Information only to its agents, representatives and employees who need to know such Confidential Information in connection with this Agreement. All electronic or hard copies of the Confidential Information are the property of the disclosing Party and shall be promptly returned to the disclosing Party by the receiving Party upon the earlier of request by the disclosing Party or termination of this Agreement. This provision shall survive the termination of this Agreement.

ARTICLE 7. LIMITATION OF LIABILITY; INDEMNIFICATION

7.01 Neither QK nor E Com or the E Com Companies shall be liable for, nor will the measure of damages include, any indirect, incidental, special, or consequential damages or amounts for loss of income, profits, or savings arising out of or relating to its performance under this Agreement. In no event shall the amount of QK’s liability exceed the total amount paid by all of the E Com Companies to QK pursuant to this Agreement. In no event shall the amount of the E Com Companies’ liability with respect to any QK Service exceed the amount determined pursuant to Appendix A for that service.

7.02 Each Party shall indemnify, defend, and hold harmless the other Party, its successors, assigns, parents, subsidiaries and affiliates, and all their respective directors, officers, employees, and representatives, from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including reasonable attorney’s fees (collectively, “Losses”), (i) arising from the indemnifying Party’s breach of this Agreement or as a result of the indemnified Party being sued by a third party with respect to a QK Service or the Shared Service, as the case may be, provided to the indemnified Party by the indemnifying Party (except to the extent such Losses result from the indemnified Party’s gross negligence or willful misconduct), whether direct or indirect and (ii) for any injury to persons and damage to property caused by the indemnifying Party or its employees, contractors or subcontractors in connection with this Agreement.

ARTICLE 8. EMPLOYEES; EQUIPMENT AND FACILITIES

8.01 QK shall have full responsibility to supervise and manage the employees of QK who perform the QK Services. Such employees shall at all times remain subject to the direction and control of QK, and E Com shall have no liability for the welfare, salaries, fringe benefits, legally required employer contributions and tax obligations of QK’s employees by virtue of the relationships established under this Agreement.

8.02 No equipment or facility of QK used in performing the QK Services for or subject to use by E Com shall be deemed to be transferred, assigned, conveyed or leased by such performance or use, and QK shall continue to have such title, rights to or interests in such equipment or facility that it enjoyed prior to entering into this Agreement QK shall continue to maintain, in a manner consistent with past practice, security, maintenance and legally required insurance coverage on such equipment or facility.

8.03 QK shall be responsible for ensuring that all QK Services under this Agreement comply with all applicable laws and regulations.

ARTICLE 9. DISPUTES

9.01 Should there be any dispute with respect to any provision of this Agreement, the disputing Party shall promptly notify the other Party in writing of the nature and basis of the dispute, and each Party shall negotiate in good faith to resolve the dispute. In the event that the Parties are unable to resolve the dispute, such dispute shall be submitted and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). There shall be three neutral arbitrators, with each Party selecting one arbitrator and the two Party-nominated arbitrators selecting the third neutral arbitrator. If a Party fails to nominate an arbitrator within 30 days following the commencement of the arbitration proceeding, then the arbitrator nominated by the other Party shall be the sole arbitrator. The proceedings shall be conducted in New York, New York. Judgment upon the award may be entered in any court having jurisdiction. The arbitrators may award legal fees and other costs to the prevailing Party in the arbitration.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.01 Assignment. Neither Party may assign this Agreement in whole or in part without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except this Agreement may be assigned to an affiliate of such Party. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

10.02 Notices. Except as otherwise specified in this Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed given (i) the third day after being sent by registered or certified mail, postage pre-paid, (ii) the next business day after being sent by a nationally recognized overnight delivery service for next day delivery, (iii) the day received when delivered by hand or (iv) the next business day after being sent by facsimile transmission, in each case to the applicable address set forth below.

If to Quality King Distributors, Inc.:

35 Sawgrass Drive, Suite 1 Bellport, New York 11713 Attention: Alfred R. Paliani, Esq. Fax Number: (631) 439-2262
If to E Com Ventures, Inc.:

35 Sawgrass Drive, Suite 2 Bellport, New York 11713 Attention: Michael Katz Fax Number: (631) 866-4231

Either Party may change its address or facsimile number for notification purposes by giving the other Party notice of the new address or facsimile and the date upon which it will become effective in accordance with the provisions of this Section 10.02.

10.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties. Counterparts of the signature pages of this Agreement that are manually signed and delivered by electronic or facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.

10.04 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either QK or any of the E Com Companies partners, joint venturers, principals, agents, or employees of the other. Without limiting the foregoing, the terms of this Agreement are not intended to cause QK or any of the E Com Companies to become joint employers for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other Party or its subsidiaries or provide it with the ability to control such other Party or its subsidiaries, and each Party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party or its subsidiaries. Nothing in this Agreement shall oblige either Party hereto to act in breach of the requirements of any law applicable to it.

10.05 Severability. If any provision of this Agreement (other than a term or provision relating to any payment obligation) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.06 Waiver. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers or discharges must be in writing and signed by the Party waiving its rights.

10.07 Entire Agreement. This Agreement and Appendix A attached hereto, which is hereby incorporated by reference into this Agreement, represent the entire agreement between the Parties with respect to its subject matter, and supersedes in its entirety all other or prior agreements, whether oral or written, with respect thereto.

10.08 Amendments. No amendment to or change of any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each Party.

10.09 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.10 Governing Law. This Agreement and the rights and obligations of the Parties shall be construed in accordance with and be governed by the laws of the State of New York, without giving effect to the principles thereof relating to the conflicts of law, and any actions or claims with respect thereto shall be commenced exclusively in the state courts of the State of New York or in the United States District Court for the Eastern District of New York, and each of the Partners irrevocably submits to the exclusive jurisdiction of each such court in any proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, QK and E Com have each caused this Agreement to be signed and delivered by its duly authorized representative.

QUALITY KING DISTRIBUTORS, INC.:

By:	/s/ Mike Anderson
Name:	Mike Anderson
Title:	Treasurer and Assistant Secretary

E COM VENTURES INC.:

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and CEO

Appendix A

QK Services

QK Services	Description of QK Services	Fees
Legal Services	Use of QK’s in-house counsel, Alfred R. Paliani, and its paralegal(s).	Fees shall be billed at the hourly rate of in-house counsel, which is currently $275 and includes the services of in-house paralegal(s), which the Parties shall adjust from time to time to give effect to the cost to QK of such services

Payroll and Human Resources Services	Use of QK’s benefits and related human resource services for employees of the E Com Companies for which applicable services are provided.

Fees shall be charged on the following basis:

(i) pass-through of actual, per-employee costs for the benefits received by the respective employees plus

(ii) E Com’s proportionate share (based on the relative number of employees of QK and its affiliates and of the E Com Companies for which applicable services are provided) of (a) the cost to QK for plan-wide third party costs and (b) allocated overhead, plus

(iii) with respect to both (i) and (ii), an administrative fee of two percent (2%) of such amounts; provided, however, that such administrative fee shall not apply to amounts advanced to or on behalf of employees such as wages, withholding taxes, amounts payable to insurers and benefit plan administrators, and the like (except to reimburse outside services providers, insurers and administrators for service charges and fees).